EX.99.13(a)(2)(2)

Change in Independent Registered Public Accounting Firm

On March 13, 2023 BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of Bridgeway Funds, Inc. (Aggressive Investors 1 Fund, Ultra-Small Company Fund, Ultra-Small Company Market Fund, Small Cap Value fund, Omni Small-Cap Value Fund and Managed Volatility Fund) (The “Funds”), each a series of Bridgeway Funds, Inc. The Audit Committee of the Board of Directors approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The report of BBD on the financial statements of the Funds as of and for the fiscal years ended June 30, 2022 and June 30, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended June 30, 2022 and June 30, 2021, and during the subsequent interim period through March 13, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

On May 25, 2023 the Audit Committee of the Board of Directors also recommended and approved the appointment of Cohen as the Funds’ independent registered public accounting firm for the fiscal year ending June 30, 2023.

During the fiscal years ended June 30, 2022 and June 30, 2021, and during the subsequent interim period through March 13, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

August 25, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Bridgeway Funds, Inc

File no. 811-08200

Dear Sir or Madam:

We have read Exhibit 13(a)(2)(2) of Form N-CSR of the Aggressive Investors 1 Fund, Ultra-Small Company Fund, Ultra-Small Company Market Fund, Small Cap Value fund, Omni Small-Cap Value Fund and Managed Volatility Fund, each a series of Bridgeway Funds, Inc, dated August 25, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP